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                                                                       Exhibit 5





                                 April 16, 1996




The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio  44706-2798

        Re: Long-term Incentive Plan (as Amended and Restated as of December 20,
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            1995)
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Ladies and Gentlemen:

        We have acted as counsel for The Timken Company, an Ohio corporation (the "Registrant"), in connection with The Timken Company Long-term Incentive Plan (as Amended and Restated as of December 20, 1995) (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the Registrant's shares of Common Stock without par value (the "Common Stock") that may be issued or transferred and sold pursuant to the Plan and the authorized forms of agreements thereunder (the "Agreements") will be, when issued or transferred and sold in accordance with the Plan and such Agreements, duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                                      Very truly yours,



                                                      Jones, Day, Reavis & Pogue